EXHIBIT 99.1
AMERICAN PACIFIC – News Release
Contact: Dana M. Kelley – (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www.apfc.com
AMERICAN PACIFIC REPORTS FISCAL 2008 RESULTS; NET INCOME INCREASES 80%
LAS VEGAS, NEVADA, December 11, 2008 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2008 fourth quarter and year ended September 30, 2008.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL HIGHLIGHTS
Quarter Ended September 30, 2008 Compared to Quarter Ended September 30, 2007
•	Revenues increased 15% to $71.2 million from $61.7 million.

•	Operating income increased 3% to $9.9 million compared to $9.6 million.

•	Adjusted EBITDA decreased to $14.1 million compared to $14.9 million.

•	Net income increased 19% to $4.3 million from $3.6 million.

•	Diluted earnings per share was $0.57 compared to $0.48.
Year Ended September 30, 2008 Compared to Year Ended September 30, 2007
•	Revenues increased 10% to $203.1 million from $183.9 million.

•	Operating income increased 4% to $24.9 million compared to $23.9 million.

•	Adjusted EBITDA decreased to $42.8 million compared to $44.0 million.

•	Net income increased 80% to $9.0 million from $5.0 million.

•	Diluted earnings per share was $1.18 compared to $0.67.
The prior year includes a charge of $0.24 per diluted share related to our refinancing activities in February 2007.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues — For our fiscal 2008 fourth quarter, revenues increased 15%, reflecting a 40% increase in Fine Chemicals segment revenues offset by a 17% decrease in Specialty Chemicals segment revenues. Our revenues increased 10% in fiscal 2008 primarily due to a 19% increase in revenues for our Fine Chemicals segment.
See further discussion under our Segment Highlights.
Cost of Revenues and Gross Margins — For our fiscal 2008 fourth quarter, cost of revenues was $50.2 million compared to $40.5 million for the prior fiscal year fourth quarter. The consolidated gross margin percentage was 29% and 34% for our fiscal 2008 and 2007 fourth quarters, respectively. For fiscal 2008, cost of revenues was $135.4 million compared to $120.2 million for the prior fiscal year. The consolidated gross margin percentage was 33% and 35% for fiscal 2008 and fiscal 2007, respectively.
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3883 HOWARD HUGHES PARKWAY • SUITE 700 • LAS VEGAS, NV 89169
PHONE (702) 735-2200 • FAX (702) 735-4876
Page 1 of Exhibit 99.1

One of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in revenue mix between our two largest segments because our Specialty Chemicals segment typically has higher gross margins than our Fine Chemicals segment. The revenue contribution by each of our segments is indicated in the following table.

	Three Months Ended		Year Ended
	September 30,		September 30,
	2008	2007	2008	2007

Fine Chemicals	66%	55%	61%	57%
Specialty Chemicals	24%	33%	28%	31%
Aerospace Equipment	7%	8%	8%	9%
Other Businesses	3%	4%	3%	3%

Total Revenues	100%	100%	100%	100%

In addition, consolidated gross margins for our fiscal 2008 fourth quarter and fiscal 2008 reflect:
•	A decrease in Fine Chemicals segment gross margin percentage relating primarily to changes in product mix and a reduction in gross margin for an anti-viral product.

•	Improvements in Specialty Chemicals segment gross margin percentage primarily due to a reduction in amortization expense.
See further discussion under our Segment Highlights.
Operating Expenses — For our fiscal 2008 fourth quarter, operating expenses decreased $0.6 million to $11.0 million from $11.6 million in the fourth quarter of the prior fiscal year primarily due to a reduction in incentive compensation expenses for our Fine Chemicals segment.
For fiscal 2008, operating expenses increased $3.1 million to $42.9 million from $39.8 million for the prior fiscal year. The variances are primarily due to:
•	A decrease in Fine Chemicals segment operating expenses including a decrease in incentive compensation of $0.7 million offset partially by an increase in recruiting and personnel relocation expenses of $0.5 million.

•	A $0.1 million decrease in Specialty Chemicals segment operating expenses due to various individually insignificant changes in general and administrative expenses.

•	A $0.5 million increase in Aerospace Equipment segment operating expenses due to various individually insignificant changes in staffing and marketing expenses.

•	An increase in corporate operating expenses including increases in supplemental executive retirement expenses of $0.9 million, rent of $0.4 million, and legal and professional services of $0.4 million.
SEGMENT HIGHLIGHTS
Fine Chemicals Segment
Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiary Ampac Fine Chemicals LLC (“AFC”).
Quarter Ended September 30, 2008 Compared to Quarter Ended September 30, 2007
•	Revenues were $47.3 million compared to revenues of $33.7 million.

•	Operating income was $6.8 million, or 14% of revenue, compared to $6.0 million, or 18% of revenue.

•	Segment EBITDA was $10.2 million, or 22% of revenue, compared to Segment EBITDA of $9.5 million, or 28% of revenue.
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Page 2 of Exhibit 99.1

Year Ended September 30, 2008 Compared to Year Ended September 30, 2007
•	Revenues were $124.2 million compared to revenues of $104.4 million.

•	Operating income was $16.2 million, or 13% of revenue, compared to $16.8 million, or 16% of revenue.

•	Segment EBITDA was $29.1 million, or 23% of revenue, compared to Segment EBITDA of $30.4 million, or 29% of revenue.
The increase in Fine Chemicals revenues for the fourth quarter of fiscal 2008 compared to the prior fiscal year fourth quarter is primarily due to the timing of the completion of customer orders and satisfaction of the related revenue recognition criteria, as well as the factors affecting the fiscal 2008 revenue increases discussed below.
Fine Chemicals segment revenues increased $19.7 million, or 19%, in fiscal 2008 compared to the prior fiscal year primarily driven by increased volume for anti-viral products. Specifically,
•	The volume for our largest (measured in terms of revenues) anti-viral product increased by 45% to support our customer’s increase in safety stock inventory of the final drug.

•	Volume for our second largest anti-viral product increased by 21% in support of increases in demand for our customer’s end product.

•	Volume for our largest oncology product declined in fiscal 2008 because fiscal 2007 included additional quantities purchased by our customer to build on-hand safety stock quantities.
Operating income was 14% of revenue for the fiscal 2008 fourth quarter compared to 18% for the prior fiscal year quarter and 13% of revenue for fiscal 2008 compared to 16% for the prior fiscal year period. Segment operating income for fiscal 2008 periods reflects:
•	A decrease in the gross margin percentage of approximately eight points for the fiscal 2008 fourth quarter and approximately five points for fiscal 2008, each compared to the comparable prior fiscal year periods. There are several factors affecting Fine Chemicals gross margin percentages. In particular,
o	Our product mix changed such that fiscal 2008 periods contained a greater percentage of lower-margin products than fiscal 2007 periods.

o	During the fourth quarter of fiscal 2008, we implemented a new process for a large-volume anti-viral product and experienced start-up difficulties. This negatively impacted margins. While we have made progress toward our expectations for the new process, the effects are expected to continue into the early part of fiscal 2009.

o	To a lesser extent, gross margin percentages were also reduced by product scheduling and maintenance issues which affected manufacturing efficiency.
•	A decrease in depreciation and amortization expense of $0.8 million for fiscal year 2008.

•	A decrease in operating expenses of $0.8 million for the fiscal 2008 fourth quarter primarily due to a decrease in incentive compensation.

•	A consistent level of operating expenses in fiscal 2008 compared to fiscal 2007 including a decrease in incentive compensation of $0.7 million, offset partially by an increase in recruiting and personnel relocation expenses of $0.5 million.
Specialty Chemicals Segment
Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with perchlorates comprising 91% and 89% of Specialty Chemicals revenues in fiscal 2008 and fiscal 2007, respectively.
Quarter Ended September 30, 2008 Compared to Quarter Ended September 30, 2007
•	Revenues declined 17% to $16.8 million from $20.4 million.
Page 3 of Exhibit 99.1

•	Operating income was $6.4 million, or 38% of revenues, compared to $6.4 million, or 31% of revenues.

•	Segment EBITDA was $6.8 million, or 40% of revenues, compared to $7.7 million, or 38% of revenues.
Year Ended September 30, 2008 Compared to Year Ended September 30, 2007
•	Revenues were $57.1 million for each year.

•	Operating income was $23.1 million, or 41% of revenues, compared to $18.2 million, or 32% of revenues.

•	Segment EBITDA was $26.0 million, or 45% of revenues, compared to $23.4 million, or 41% of revenues.
The variances in Specialty Chemicals revenues reflect the following factors:
•	A 13% increase in perchlorate volume in fiscal 2008 and a 10% decline in the related average price per pound.

•	A 13% decrease in perchlorate volume and a 5% decrease in the related average price per pound in the fiscal 2008 fourth quarter.

•	Sodium azide revenues decreased 63% in fiscal 2008 compared to the prior fiscal year.

•	Halotron revenues increased 4% in fiscal 2008 compared to the prior fiscal year.
For fiscal 2008, our largest programs were the Minuteman III propulsion replacement program, the Space Shuttle Reusable Solid Rocket Motor (RSRM), the Guided Multiple Launch Rocket System (GMLRS) missile and the ARES next-generation space exploration vehicles. The average price per pound of perchlorate sold in fiscal 2008 decreased compared to fiscal 2007 due to higher total sales volume of Grade I AP in fiscal 2008 compared to fiscal 2007.
We expect Grade I AP demand in fiscal 2009 to be less than fiscal 2008, primarily due to the completion of the three year Minuteman III propulsion replacement program. The expected decline in volume is not expected to have a corresponding effect on revenues due to the pricing under our contractual price-volume matrix. Over the longer term, we expect annual demand for Grade I AP to be within the range of 6 million to 9 million pounds based on current NASA and U.S. Department of Defense production programs. However, AP demand could increase if there is an extension of the Space Shuttle program and/or an acceleration of the Ares program,
The decrease in sodium azide revenues in fiscal 2008 reflects a continued reduction in demand for sodium azide used in pharmaceutical applications. We do not anticipate a significant increase in demand for sodium azide.
Increases in Halotron revenues are driven by volume changes which have been and are expected to be consistent year over year.
Specialty Chemicals operating income for fiscal 2008 was 41% of Specialty Chemicals revenue compared to 32% for the prior fiscal year, and for the fiscal 2008 fourth quarter was 38% compared to 31% for the fiscal 2007 fourth quarter, reflecting the following:
•	Specialty Chemicals segment gross margin percentage improved eight points for both the fiscal 2008 fourth quarter and fiscal 2008, compared to the respective prior year periods, reflecting the following:
o	Mid fiscal 2008 second quarter, the Specialty Chemicals segment completed the amortization of the value assigned to the perchlorate customer list acquired in fiscal 1998. This reduction in amortization expense improved the Specialty Chemicals segment gross margin percentage by four points for fiscal 2008.

o	The remaining improvement in the Specialty Chemicals segment gross margin percentage reflects better absorption of fixed manufacturing costs due to the higher production volume in fiscal 2008.
Page 4 of Exhibit 99.1

•	Specialty Chemicals segment operating expenses for both the fiscal 2008 fourth quarter and fiscal 2008 were consistent with the prior year periods.
Aerospace Equipment Segment
Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. (“ISP”).
Year Ended September 30, 2008 Compared to Year Ended September 30, 2007
•	Revenues decreased 5% to $16.4 million from $17.3 million.

•	Operating income was $0.7 compared to $1.5 million.
Quarter Ended September 30, 2008 Compared to Quarter Ended September 30, 2007
•	Revenues increased 6% to $5.1 million from $4.8 million.

•	Operating income was $0.5 million compared to $0.9 million.
The decreases in Aerospace Equipment revenues during fiscal 2008 is primarily due to the awards of new contracts occurring in the later part of fiscal 2008, and accordingly did not produce as much revenue within fiscal 2008. The increase in revenues for the fiscal 2008 fourth quarter reflects the inception of revenue generated from these new contract awards. Aerospace Equipment segment gross margin percentage was the same in fiscal 2008 and fiscal 2007. Aerospace Equipment segment operating expenses increased $0.5 million due to various individually insignificant increases in staffing and marketing expenses.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Liquidity — As of September 30, 2008, we had cash balances of $26.9 million and no cash borrowings against our $20.0 million revolving credit line. In addition, we were in compliance with the various covenants contained in our credit agreements.
Operating Cash Flows — Cash flows from operating activities during fiscal 2008 decreased by $3.8 million compared to the prior fiscal year. Operating activities provided cash of $20.3 million for fiscal 2008 compared to providing cash of $24.1 million for the prior fiscal year.
Significant components of the change in cash flow from operating activities include:
•	A decrease in cash provided by Adjusted EBITDA of $1.2 million.

•	An improvement in cash used to fund working capital accounts of $1.7 million, excluding the effects of interest and income taxes.

•	An increase in cash taxes paid of $4.1 million.

•	An increase in cash used for interest payments of $1.4 million.

•	A reduction in cash used for environmental remediation of $0.9 million.

•	Other decreases in cash used for operating activities of $0.3 million.
Cash used by working capital accounts improved during fiscal 2008 primarily due to reductions in inventory levels, primarily at AFC. The benefit to cash from reductions in inventory levels was partially offset by reductions in accrued liabilities and deferred revenues.
We consider these working capital changes to be routine and within the normal production cycle of our products. The production of certain fine chemical products requires a length of time that exceeds one quarter. Therefore, in any given quarter, work-in-progress inventory or deferred revenues can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
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Page 5 of Exhibit 99.1

Cash tax payments have increased due to the improvement in our pre-tax income and the negative effects of tax-basis inventory adjustments.
Cash used for interest increased primarily due to the timing of our interest payments. Our current debt instruments require semi-annual interest payments in February and August compared to the debt instruments in place through February 2007 which required interest payments at the end of each quarter.
Cash used for environmental remediation decreased because during the fiscal 2007 first quarter we were in the construction phase of our Henderson, Nevada remediation project compared to the lower cash requirements of the operating and maintenance phase which began in the fiscal 2007 second quarter.
Capital Expenditures — Capital expenditures increased by $6.9 million in fiscal 2008. This includes an increase in capital expenditures at our corporate offices of $2.2 million primarily due to the relocation of our headquarters and an increase in capital expenditures by our Fine Chemicals segment that included the upgrade of an existing production line to better handle new projects and the installation of equipment in support of a long-term project.
OUTLOOK
Looking to fiscal 2009 and beyond, we believe our long-term growth opportunities remain strong. We remain committed to our strategy to provide long-term value through the growth of our Fine Chemicals and Aerospace Equipment segments.
For fiscal 2009, we expect consolidated revenue of at least $195.0 million, reflecting the following:
•	Fine Chemicals segment revenues are anticipated to decline by approximately 10% as compared to fiscal 2008. The expected decline reflects an approximately 85% reduction in volume for the anti-viral product that was our largest product in fiscal 2008. The fiscal 2009 decline in volume for this product is due to our customer’s supply chain strategy and their desire to reduce their current levels of inventory. Over the longer term, we believe that the pharmaceutical fine chemicals market will continue to present growth opportunities. The trend toward more outsourcing by the pharmaceutical industry continues and AFC’s pipeline of new products continues to grow. We believe that the key to enabling our growth in this segment is investment through strategic acquisitions and to a lesser extent investment in our facilities.

•	Stable revenues from our Specialty Chemicals segment.

•	Substantial growth from our Aerospace Equipment segment reflecting both the benefits from this segment’s success with contract awards in fiscal 2008 and the addition of our recently acquired European operations by ISP.
Our guidance for fiscal 2009 Adjusted EBITDA is at least $37.0 million and net income of at least $6.0 million. Our fiscal 2009 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $15.0 million, interest expense of $11.0 million, share-based compensation expense of $1.0 million and income taxes of $4.0 million to estimated net income of $6.0 million. We are anticipating our capital expenditures for fiscal 2009 to be approximately $14.0 million.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering our fiscal 2008 financial results. The investor teleconference will be held Thursday, December 11, 2008 at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing (973) 582-2852 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference conference ID# 76570053. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Financial’s First Call Events. A link to the webcast and the earnings release is available at our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.
Page 6 of Exhibit 99.1

RISK FACTORS/FORWARD-LOOKING STATEMENTS
Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements regarding factors that will affect our consolidated gross margins, statements regarding the effects on margins resulting from our Fine Chemicals segment’s implementation of a new process for a large-volume anti-viral product, statements regarding our beliefs about future demand, and related revenues for perchlorates, in particular Grade I AP, statements regarding our expectations for demand for sodium azide, statements regarding our expectations for Halotron volumes, statements regarding our working capital changes and future variations, and all statements in the “Outlook” section of this earnings release. Words such as “anticipate”, “expect”, “could”, “should”, “may”, “can”, “will” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its expectations will be achieved. Actual results may differ materially from those set forth in the release due to risks and uncertainties inherent in the Company’s business. Factors that might cause such differences include, but are not limited to, the following:
•	We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse affect on our revenues.

•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.

•	The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.

•	A significant portion of our business depends on contracts with the government or its prime contractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental liabilities.

•	Although we have established an environmental reserve for remediation at our Henderson, Nevada site, given the many uncertainties involved in assessing such liabilities, our environmental-related risks may from time to time exceed any related reserves.

•	For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liability.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•	Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•	Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.
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Page 7 of Exhibit 99.1

•	A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•	The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential product liability claims that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to competition in certain industries where we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees could disrupt our operations.

•	We may continue to expand our operations through acquisitions, which could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•	If we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.

•	Our shareholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary rights may be violated or compromised, which could damage our operations.
Readers of this earnings release are referred to our Annual Report on Form 10-K for the year ended September 30, 2007, our Form 10-Q for the quarter ended June 30, 2008 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the three-months and year ended September 30, 2008 and cash flows for the year ended September 30, 2008 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific Corporation is a leading manufacturer of specialty and fine chemicals within its focused markets, as well as propulsion products sold to defense, aerospace and pharmaceutical end markets. Our products provide access to, and movement in, space via solid fuel and propulsion thrusters and represent the registered or active pharmaceutical ingredient in drug applications such as HIV, epilepsy and cancer. We also produce specialty chemicals utilized in various applications such as fire extinguishing systems, as well as manufacture water treatment equipment. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.
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Page 8 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$71,152	$61,728	$203,129	$183,928
Cost of Revenues	50,200	40,514	135,388	120,230

Gross Profit	20,952	21,214	67,741	63,698
Operating Expenses	11,041	11,577	42,865	39,841

Operating Income	9,911	9,637	24,876	23,857
Interest and Other Income, Net	145	279	1,366	644
Interest Expense	2,730	2,827	10,803	11,996
Debt Repayment Charges	—	202	—	2,916

Income before Income Tax	7,326	6,887	15,439	9,589
Income Tax Expense	2,999	3,266	6,488	4,605

Net Income	$4,327	$3,621	$8,951	$4,984

Earnings per Share:
Basic	$0.58	$0.49	$1.20	$0.68
Diluted	$0.57	$0.48	$1.18	$0.67

Weighted Average Shares Outstanding:
Basic	7,478,000	7,423,000	7,451,000	7,365,000
Diluted	7,612,000	7,565,000	7,599,000	7,471,000
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Page 9 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	September 30,
	2008	2007

ASSETS
Current Assets:
Cash and Cash Equivalents	$26,893	$21,426
Accounts Receivable, Net	27,445	25,236
Inventories	40,357	47,023
Prepaid Expenses and Other Assets	3,392	1,882
Income Taxes Receivable	1,804	376
Deferred Income Taxes	6,859	2,101

Total Current Assets	106,750	98,044
Property, Plant and Equipment, Net	118,608	116,965
Intangible Assets, Net	3,013	5,767
Deferred Income Taxes	13,849	19,385
Other Assets	9,193	9,246

TOTAL ASSETS	$251,413	$249,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$10,554	$10,784
Accrued Liabilities	5,526	7,829
Accrued Interest	1,650	1,686
Employee Related Liabilities	6,917	7,222
Income Taxes Payable	111	83
Deferred Revenues and Customer Deposits	3,091	7,755
Current Portion of Environmental Remediation Reserves	996	726
Current Portion of Long-Term Debt	254	252

Total Current Liabilities	29,099	36,337
Long-Term Debt	110,120	110,373
Environmental Remediation Reserves	13,282	14,697
Pension Obligations and Other Long-Term Liabilities	15,950	12,311

Total Liabilities	168,451	173,718

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock - $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock - $0.10 par value; 20,000,000 shares authorized, 9,523,541 and 9,463,541 issued	952	946
Capital in Excess of Par Value	88,496	87,513
Retained Earnings	15,956	7,296
Treasury Stock - 2,045,950 and 2,034,870 shares	(17,175)	(16,982)
Accumulated Other Comprehensive Loss	(5,267)	(3,084)

Total Shareholders’ Equity	82,962	75,689

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$251,413	$249,407

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Page 10 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Year Ended
	September 30,
	2008	2007

Cash Flows from Operating Activities:
Net Income	$8,951	$4,984
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and amortization	16,454	19,461
Non-cash interest expense	637	2,142
Share-based compensation	127	75
Non-cash component of debt repayment charges	—	2,309
Excess tax benefit from stock option exercises	(481)	(32)
Deferred income taxes	3,355	2,102
Gain on sale of assets	(416)	22
Changes in operating assets and liabilities:
Accounts receivable, net	(2,317)	(5,712)
Inventories	6,666	(7,622)
Prepaid expenses and other current assets	(1,510)	(292)
Accounts payable	(349)	238
Income taxes	(919)	(63)
Accrued liabilities	(1,765)	2,621
Accrued interest	(36)	1,637
Employee related liabilities	(431)	2,622
Deferred revenues and customer deposits	(4,664)	2,072
Environmental remediation reserves	(1,145)	(2,088)
Pension obligations, net	277	1,677
Other	(2,101)	(2,015)

Net Cash Provided by Operating Activities	20,333	24,138

Cash Flows from Investing Activities:
Capital expenditures	(15,284)	(8,421)
Earnout payment for acquisition of AFC Business	—	(6,000)
Discontinued operations - collection of note receivable	—	7,510

Net Cash Used by Investing Activities	(15,284)	(6,911)

Cash Flows from Financing Activities:
Proceeds from the issuance of long-term debt	—	110,000
Payments of long-term debt	(251)	(108,586)
Debt issuance costs	—	(4,814)
Issuances of common stock, net	381	695
Excess tax benefit from stock option exercises	481	32
Purchases of treasury stock	(193)	—

Net Cash Provided (Used) by Financing Activities	418	(2,673)

Net Change in Cash and Cash Equivalents	5,467	14,554
Cash and Cash Equivalents, Beginning of Period	21,426	6,872

Cash and Cash Equivalents, End of Period	$26,893	$21,426

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Page 11 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating Segment Data:
Revenues:
Fine Chemicals	$47,267	$33,748	$124,187	$104,441
Specialty Chemicals	16,819	20,386	57,097	57,088
Aerospace Equipment	5,085	4,788	16,435	17,348
Other Businesses	1,981	2,806	5,410	5,051

Total Revenues	$71,152	$61,728	$203,129	$183,928

Segment Operating Income:
Fine Chemicals	$6,820	$5,995	$16,246	$16,790
Specialty Chemicals	6,360	6,377	23,128	18,223
Aerospace Equipment	488	851	736	1,458
Other Businesses	682	646	1,022	1,210

Total Segment Operating Income	14,350	13,869	41,132	37,681
Corporate Expenses	(4,439)	(4,232)	(16,256)	(13,824)

Operating Income	$9,911	$9,637	$24,876	$23,857

Depreciation and Amortization:
Fine Chemicals	$3,371	3,491	$12,876	13,637
Specialty Chemicals	433	1,301	2,825	5,159
Aerospace Equipment	66	38	222	142
Other Businesses	3	3	12	12
Corporate	109	126	519	511

Total Depreciation and Amortization	$3,982	$4,959	$16,454	$19,461

Segment EBITDA (a):
Fine Chemicals	$10,191	$9,486	$29,122	$30,427
Specialty Chemicals	6,793	7,678	25,953	23,382
Aerospace Equipment	554	889	958	1,600
Other Businesses	685	649	1,034	1,222

Total Segment EBITDA	18,223	18,702	57,067	56,631
Less: Corporate Expenses, Excluding Depreciation	(4,330)	(4,106)	(15,737)	(13,313)
Plus: Share-based Compensation	37	8	127	75
Plus: Interest Income	145	279	1,366	644

Adjusted EBITDA (b)	$14,075	$14,883	$42,823	$44,037

Reconciliation of Net Income to Adjusted EBITDA (b):
Net Income	$4,327	$3,621	$8,951	$4,984
Add Back:
Income Tax Expense	2,999	3,266	6,488	4,605
Interest Expense	2,730	2,827	10,803	11,996
Debt repayment charges	—	202	—	2,916
Depreciation and Amortization	3,982	4,959	16,454	19,461
Share-based Compensation	37	8	127	75

Adjusted EBITDA	$14,075	$14,883	$42,823	$44,037

(a)	Segment EBITDA is defined as segment operating income plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as net income before income tax expense, interest expense, debt repayment charges, depreciation and amortization, and share-based compensation.
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our revolving credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
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Page 12 of Exhibit 99.1